                                                    This filing is made pursuant
PROSPECTUS SUPPLEMENT NO. 3 TO                      to Rule 424(b)(3) under
PROSPECTUS DATED JULY 23, 1998                      the Securities Act of
                                                    1933 in connection with
                                                    Registration No. 333-58857

                               INGRAM MICRO INC.
                 $1,330,000,000 PRINCIPAL AMOUNT AT MATURITY OF
               ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2018
                                      AND
                        SHARES OF CLASS A COMMON STOCK,
          PAR VALUE $0.01 PER SHARE, ISSUABLE UPON CONVERSION THEREOF

     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Zero Coupon Convertible Senior Debentures due 2018 (the "Debentures") of Ingram Micro Inc. (the "Company") and the shares of Class A Common Stock, par value $0.01 per share ("Common Stock"), of the Company issuable upon the conversion of the Debentures (the "Conversion Shares").

     This Prospectus Supplement should be read in conjunction with the Prospectus dated July 23, 1998, which is to be delivered with this Prospectus Supplement. All capitalized terms used herein but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the Debentures and Common Stock by the Selling Securityholders therein listed. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                            PRINCIPAL
                            AMOUNT OF                        NUMBER          OTHER
                           DEBENTURES    PERCENTAGE OF   OF CONVERSION     SHARES OF     PERCENTAGE OF      PERCENTAGE OF
                              THAT        DEBENTURES      SHARES THAT     COMMON STOCK    COMMON STOCK      COMMON EQUITY
          NAME             MAY BE SOLD    OUTSTANDING    MAY BE SOLD(1)       HELD       OUTSTANDING(2)   OUTSTANDING(2)(3)
          ----             -----------   -------------   --------------   ------------   --------------   -----------------
Arpeggio Fund, L.P. .....  $5,000,000            *            27,475           0               *                  *
Banca Monte dei Paschi di
  Siena S.p.A. ..........  $51,000,000         3.8%          280,245           0               *                  *
Credit Suisse First
  Boston Corporation.....  $15,000,000         1.1%           82,425           0               *                  *
Donaldson, Lufkin &
  Jenrette Securities
  Corporation ...........  $7,500,000            *            41,212           0               *                  *
General Motors Employees
  Domestic Group Pension
  Trust..................  $7,500,000            *            41,212           0               *                  *
Goldman, Sachs & Co......  $1,625,000            *             8,929           0               *                  *
Investcorp -- SAM Fund
  Limited................  $25,000,000         1.9%          137,375           0               *                  *
Santander Merchant Bank
  Ltd. ..................  $8,000,000            *            43,960           0               *                  *
Weyerhaeuser Company
  Master Retirement Trust
  Convertible
  Arbitrage..............  $8,750,000            *            48,081           0               *                  *


                           PERCENTAGE OF VOTING
                                 POWER OF
                              COMMON EQUITY
          NAME             OUTSTANDING(2)(3)(4)
          ----             --------------------
Arpeggio Fund, L.P. .....           *
Banca Monte dei Paschi di
  Siena S.p.A. ..........           *
Credit Suisse First
  Boston Corporation.....           *
Donaldson, Lufkin &
  Jenrette Securities
  Corporation ...........           *
General Motors Employees
  Domestic Group Pension
  Trust..................           *
Goldman, Sachs & Co......           *
Investcorp -- SAM Fund
  Limited................           *
Santander Merchant Bank
  Ltd. ..................           *
Weyerhaeuser Company
  Master Retirement Trust
  Convertible
  Arbitrage..............           *

---------------
 *  Less than 1%.

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 5.495 shares of Common Stock per $1,000 principal amount at maturity of Debentures; such conversion rate is subject to adjustment as described under "Description of Debentures -- Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 38,271,346 shares of Common Stock outstanding as of April 4, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

(3) Based upon 99,664,302 shares of Class B Common Stock outstanding as of April 4, 1998. See "Description of Capital Stock" in the Prospectus.

(4) Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareowners and each share of Class B Common Stock entitles the holder to ten votes on each such matter. See "Description of Capital Stock -- Common Equity -- Voting Rights" in the Prospectus.
                            ------------------------

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 6 OF THE PROSPECTUS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 11, 1998.